Tobias W. Welo

December 20, 2020

Taronis Fuels, Inc.
24980 N. 83rd Avenue, Suite 100
Peoria, Arizona 85383
Attn: Board of Directors

Dear Members of the Board of Directors:

This letter serves as notice of my resignation from the Board of Directors (the "Board") of Taronis Fuels, Inc. ("Taronis" or the "Company"), effective immediately.

My decision is based on actions taken by the Board in response to serious allegations of fraud and other financial irregularities perpetrated by the Company's CEO, Scott Mahoney, and General Counsel and former CFO, Tyler Wilson. As you are aware, the Company's newly hired CFO, Mary Pat Thompson, and the Company's financial accounting staff recently exposed several instances in which Mr. Mahoney apparently directed improvements to the Company's cost of goods sold without any substantiation, thereby substantially overstating the Company's gross profits and gross margin in its public filings. Mr. Wilson was aware of many of these actions, which occurred during his time as the Company's CFO. Copies of emails from Mr. Mahoney directing the allegedly fraudulent actions were presented to the Board. Ms. Thompson has also uncovered many other financial irregularities that likely caused the Company's financial results to be misstated, which she attempted, unsuccessfully, to bring to the attention of the Audit Committee.

I expected the other Board members to take these allegations seriously, and at a minimum suspend Mr. Mahoney and Mr. Wilson while a thorough investigation could be conducted. Instead, by telephone conference on December 18, 2020, the Board condoned Mr. Mahoney's prompt termination of Ms. Thompson and appointed Mr. Mahoney as interim CFO in her place, over my objections and the objections of Ms. Thompson in her role as a director of the Company. Incredibly, the Board then approved the filing of a registration statement on Form S-1 to sell the Company's securities to unsuspecting investors, again over my objections and the objections of Ms. Thompson. While the Board instructed the Audit Committee to investigate the allegations, I am doubtful of the independence of the Committee, which has permitted Mr. Mahoney and Mr. Wilson to operate with little or no oversight, and which ignored Ms. Thompson's requests for a meeting to discuss the financial irregularities of which she had become aware.

There are few matters that a board may face more serious than allegations of management fraud. I am shocked and deeply disappointed in the Board's response to these allegations. The Board has put the very people credibly accused of fraud in charge of the Company's financial reporting, with few if any limits on their ability to cover up their prior activities and intimidate the Company's financial reporting staff. In my view, the actions of the Board represent a clear failure to represent the best interests of the Company and its shareholders. Since I cannot, and will not, support the Board actions, I am resigning from the Board with immediate effect.

I remain a shareholder of Taronis, and I reserve my right to take any action necessary to continue to represent my interests and the best interests of all shareholders. To be clear, my resignation is the result of disagreements regarding the Company's operations, policies and practices, and the Board's responses as discussed above.

Sincerely

Tobias W. Welo

Tobias W. Welo

cc: Scott Mahoney, CEO and interim CFO
Tyler Wilson, General Counsel